Safehold

Press Release

Safehold Reports Fiscal Year and Fourth Quarter 2019 Results

NEW YORK, February 13, 2019

Safehold Inc. (NYSE: SAFE) reported results for the fiscal year and fourth quarter 2019.

Safehold highlights include:

- Revenue for full-year 2019 of $93.4 million, an 88% increase year-over-year
- Net income for full-year 2019 of $27.7 million, a 136% increase year-over-year
- Earnings per share for full-year 2019 of $0.89, a 39% increase year-over-year
- Portfolio growth of 187% for the year, to $2.7 billion
- Appointment of Jeremy Fox-Geen as new Chief Financial Officer

"2019 was a transformational year for Safehold," said Jay Sugarman, Chairman and Chief Executive Officer. "Our modern, value-enhancing ground lease solution is delivering significant benefits to our growing customer base and significant value to our expanding shareholder base."

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the "Investor Relations" section.

The Company will host an earnings conference call beginning at 10:00am ET. This conference call can be assessed by all interested parties through the website (listen only) or by dialing toll-free 877.692.8957 (U.S. domestic) or 234.720.6980 (international) using conference ID: 2256049.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com